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Exhibit 10.22

Exhibit B

CYDEX, INC.
SEVERANCE COMPENSATION AGREEMENT FOLLOWING
CHANGE IN CONTROL

        This Severance Compensation Agreement (the "Agreement") is made as of May 19, 2008, by and between CYDEX, INC., a Delaware corporation (the "Company") and Theron Odlaug ("Executive").

        WHEREAS, the Company believes it to be in its best interest to reinforce and encourage the continued attention and dedication of selected members of the Company's management, including Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company; and

        WHEREAS, this Agreement sets forth the severance compensation which the Company agrees it will pay to Executive if Executive's employment with the Company terminates following a Change in Control, as defined herein.

        NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the agreement between the Company and Executive:

1.    DEFINITIONS.

        (a)    Base Salary.    For purposes of this Agreement, "Base Salary" means the salary of record paid to Executive as annual salary, excluding amounts received under any incentive or other bonus plan, whether or not deferred and whether paid in cash or in stock or stock options.

        (b)    Change in Control.    For purposes of this Agreement, a "Change in Control" shall be deemed to occur if the conditions set forth in any of the following are satisfied:

            (i)  any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company, any trustee, or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or group of persons, together with its affiliates, are or become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities (calculated in accordance with Section 13(d)(3) or 14(d) of the Exchange Act) entitled to vote for the election of the Company's Board of Directors (the "Board");

           (ii)  during any period of two (2) consecutive years (not including any period beginning prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board, and any new Board member (other than a Board member designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii) or (iv) of this subsection 1(b)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Board members then still in office who either were Board members at the beginning of the period or whose election or nomination for election previously was so approved, cease for any reason to constitute at least two-thirds of the Board;

         (iii)  the closing of a merger or consolidation of the Company with any other person, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities for the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger in which no "person" (as defined in subsection 1(b)(i)) acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

          (iv)  the closing of a complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

        (c)    Qualifying Termination.    For purposes of this Agreement, "Qualifying Termination" means a "separation from service" with the Company within the meaning of Treas. Reg. Section 1.409A-1(h) in which any one of the following events also occurs:

            (i)  within six (6) months prior to a Change in Control, an involuntary termination of Executive's employment by the Company that is in contemplation of, and caused by, such Change in Control, such Change in Control is pending at the time of such termination and such Change in Control actually occurs; provided that such termination shall not be a Qualifying Termination if circumstances constituting Cause exist;

           (ii)  within two (2) years following a Change in Control, an involuntary termination of Executive's employment by the Company for reasons other than Cause, the failure or refusal by a successor company to assume the Company's obligations under this Agreement, as required by Section 5(d) herein, or a breach by the Company or any successor company of any of the provisions of this Agreement; or

         (iii)  a voluntary termination of employment by the Executive within ninety (90) days following the occurrence of Good Reason, if such Good Reason occurs within two (2) years following a Change in Control.

        (d)    Good Reason.    For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the Executive's express written consent, within two (2) years after a Change in Control:

            (i)  any reduction of the Executive's Base Salary or any Company incentive compensation plan target participation level in comparison to the highest Base Salary or target participation level in effect for the Executive during the twelve (12) months preceding a Change in Control;

           (ii)  any failure to continue in effect the Executive's eligibility for any retirement, deferred compensation, vacation, life insurance, medical, dental, accident, disability or other employee benefit arrangement, policy, program or plan, other than the Company's short-term and/or long-term incentive compensation plans (which arrangements, policies, programs or plans shall be referred to herein as "plans"), in which the Executive was entitled to participate immediately prior to the Change in Control; provided, however, that reductions in the levels of participation in any such plans or substitution of a different plan shall not be deemed to be Good Reason if the Executive's reduced level of participation in each such plan remains, or the substitution is, substantially consistent with the average level of participation of other Executives in positions commensurate with the Executive's position; and further provided, that an increase in the Executive's contributions in any such plan shall not be deemed to be Good Reason if the Executive's increased level of contribution in each such plan remains substantially consistent with the average level of contribution of other Executives in positions commensurate with the Executive's position; or

         (iii)  the Executive is requested to relocate to an office outside of the metropolitan area in which the Executive was principally located immediately prior to the Change in Control.

        (e)    Cause.    For purposes of this Agreement, "Cause" means:

            (i)  the Executive's willful violation of any reasonable rule or direct order of the Board or the Company's Chief Executive Officer, which, after written notice to do so, the Executive fails to make reasonable efforts to correct within a reasonable time;

           (ii)  conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving actual moral turpitude or dishonesty of or by the Executive; or

         (iii)  any action or omission constituting cause or reason under any written employment agreement between the Executive and the Company in effect immediately prior to the Change in Control.

        "Cause" shall not include any matter other than those specified in (i) through (iii) above.

2.    TERMINATION AFTER CHANGE IN CONTROL.    Upon the occurrence of any Qualifying Termination (as defined above):

        (a)   The Company shall pay, as severance pay in a lump sum on the tenth (10th) business day following the date of termination, an amount equal to:

            (i)  the Base Salary; plus

           (ii)  one-twelfth (1/12) of the Base Salary for each Year of Employment of such Executive by the Company up to an aggregate amount payable under this clause (ii) of one times Base Salary; plus

         (iii)  any and all bonuses, if applicable, paid by the Company to Executive for the fiscal year ending immediately before the Change in Control of the Company.

        For purposes of this section, "Year of Employment" shall include a period of less than twelve (12) months.

        (b)   Executive, at the Company's cost, shall be entitled to continuation of coverage for twelve (12) months (beginning with the month subsequent to the effective date of the termination) under all Company paid or partially paid health, disability or group life insurance plans or any retirement, pension or profit sharing plans, in each case at such level as had been available to and selected by Executive immediately prior to the Change in Control.

        (c)   If any of the payments contemplated by this Agreement or any other compensation, benefit or other amount ("Parachute Payments") will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (including any interest and penalties, the "Excise Tax"), no Parachute Payment shall be reduced (except for required tax withholdings) and the Company shall pay to Executive by the earlier of the date such Excise Tax is withheld from payments made to Executive or the date such Excise Tax becomes due and payable by Executive, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax and any taxes on the Excise Tax, shall be equal to the amount Executive would have received if no Excise Tax had been imposed. For purposes of determining the Gross-Up Payment, Executive shall be deemed to pay taxes at the tax rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be a different amount than the amount taken into account hereunder at the time a Parachute Payment is made, the Gross-Up Payment shall be adjusted accordingly at the time that the amount of such difference is finally determined. The Company shall reimburse Executive for all reasonable fees, expenses and costs incurred by Executive related to the Excise Tax or the Gross-Up Payment, including but not limited to (i) the determination of the reasonableness of any Company position, (ii) the preparation of any tax return or other tax filing, or (iii) any audit, litigation or other proceeding.

3.    ARBITRATION OF DISPUTES.

        (a)   Any dispute or claim arising out of or relating to this Agreement or any termination of Executive's employment shall be settled by final and binding arbitration in Overland Park, Kansas in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

        (b)   The Company shall reimburse Executive for any attorneys' fees and expenses incurred by Executive related to any arbitration hereunder, including any actions taken by either party to appeal or enforce the judgment rendered therein. Such reimbursement shall be made by direct payment to Executive upon delivery to the Company of valid invoices and/or receipts relating to such attorneys' fees and expenses.

        (c)   Except as contemplated in subparagraph (d), the fees and expenses of the arbitration panel shall be borne by the Company.

        (d)   In the event Executive does not submit to arbitration hereunder or submits to arbitration but later seeks to nullify or reverse the effect of such arbitration by alleging that arbitration is unenforceable against him, the Company shall be relieved of all payment obligations under subparagraph (b) and (c), above.

4.    MITIGATION.    Executive shall have no duty to attempt to mitigate the level of benefits payable by the Company to him hereunder, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of any Qualifying Termination or otherwise.

5.    GENERAL PROVISIONS.

        (a)    Law Governing.    This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

        (b)    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

        (c)    Entire Agreement.    This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

        (d)    Binding Effect.    This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by Executive.

        (e)    Waiver.    The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

        (f)    Titles.    Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.

        (g)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

6.    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A.

        (a)   All payments provided under this Agreement are intended to constitute separate payments for purposes of Treas. Reg. Section 1.409A-2(b)(2). If Executive is a "specified employee" of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of any Qualifying Termination, then any lump sum severance payment pursuant to Section 2(a) (the "Severance Payment") shall be delayed until the earlier of: (i) the date that is six (6) months after the date of the Qualifying Termination, or (ii) the date of Executive's death (such date, the "Delayed Payment Date"), and the Company (or the successor entity thereto, as applicable) shall pay to Executive the Severance Payment in a lump sum on the Delayed Payment Date, without any adjustment on account of such delay.

        (b)   If Executive is a "specified employee" of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of any Qualifying Termination, then any continuing coverage payments by the Company pursuant to Section 2(b) that either (i) are not otherwise excluded from the definition of a "nonqualified deferred compensation plan" pursuant to Treas. Reg. Section 1.409A-1(a)(5), or (ii) are amounts reimbursed for medical expenses that otherwise provide for a deferral of compensation pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(B) (the "Continuing Coverage Payments") shall not be provided by the Company (and Executive shall make his own provisions for such continuing coverage) until the earlier of: (x) the date that is six (6) months after the date of the Qualifying Termination, or (y) the date of Executive's death (such date, the "Delayed Initial Continuing Coverage Payment Date"), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Continuing Coverage Payments that otherwise would have been paid on Executive's behalf on or before the Delayed Initial Continuing Coverage Payment Date, without any adjustment on account of such delay, and (B) continue the Continuing Coverage Payments in accordance with any applicable payment schedules set forth herein for the balance of the twelve (12)-month period.

        (c)   The Gross-Up Payment provided under Section 2(c) shall be paid by the end of Executive's taxable year next following the Executive's taxable year in which the Executive remits the related taxes as provided under Treas. Reg. Section 1.409A-3(i)(1)(v).

        IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date and year first written above.

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXECUTIVE:	CYDEX, INC.
/s/ THERON ODLAUG	/s/ JOHN M. SIEBERT
Name: Theron Odlaug	By: John M. Siebert
Title: President & COO	Title: Chairman & CEO

        May 6, 2008

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  Exhibit 10.22
CYDEX, INC. SEVERANCE COMPENSATION AGREEMENT FOLLOWING CHANGE IN CONTROL